Exhibit 10.3

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of March 13, 2026 (the “Effective Date”), by and between IMC Rare Earths Ltd., an exempted company incorporated under the laws of the Cayman Islands (the “Company”), and Francesco Scolaro (“Executive”).

WHEREAS, the Company wishes to employ Executive as the Chief Executive Officer of the Company and Executive wishes to work as the Chief Executive Officer of the Company; and

WHEREAS, the Company and Executive wish to enter into this Agreement on the terms and conditions set forth below.

NOW, THEREFORE, it is hereby agreed as follows:

1. Employment. The Company agrees to employ Executive, and Executive hereby accepts such employment, upon the terms and subject to the conditions set forth herein, for a period commencing on the Effective Date and ending on the date this Agreement is terminated in accordance with Section 5 (the “Employment Term”).

2. Position; Duties. During the Employment Term, Executive shall serve as the Chief Executive Officer of the Company and Chairman of the Board of Directors of the Company (the “Board”). In such position, Executive shall report to the Board and shall have such duties and authority as are customary to such position and as otherwise determined from time to time by the Company.

3. Compensation.

(a) Base Salary. During the Employment Term, the Company shall pay Executive an annualized base salary of $700,000, payable in regular installments in accordance with the Company’s usual payroll practices. Executive’s base salary will be reviewed by the Company annually and shall be increased on an annual basis commencing in [2027] by at least 7%. Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”

(b) Annual Bonus. During the Employment Term, Executive shall be eligible to receive an annual bonus based on the achievement of performance objectives established each year by the Board (or a committee thereof) (the “Annual Bonus”), which performance objectives may include mineral resource advancement, reserve expansion, production, EBITDA, capital formation, strategic transactions and total shareholder return. Executive’s target Annual Bonus amount will be 150% of the Base Salary then in effect (the “Target Annual Bonus”) and Executive’s maximum Annual Bonus amount will be 300% of the Base Salary then in effect (the “Maximum Annual Bonus”); provided, however, that Executive’s Target Annual Bonus and Maximum Annual Bonus for 2026 will be pro-rated based on the Effective Date. Notwithstanding the foregoing, Executive’s actual Annual Bonus for any year, if any, may be below (including zero), at, or above the Target Annual Bonus based upon the achievement of the performance objectives. Any earned Annual Bonus will be paid to Executive in a single lump sum cash payment by no later than March 15 of the calendar year following the calendar year to which such Annual Bonus relates. Payment of any Annual Bonus is subject to Executive’s continued employment with the Company through the end of the applicable calendar year to which such Annual Bonus relates.

(c) IPO RSU Award. In connection with the closing of the Company’s underwritten public offering of its ordinary shares pursuant to an effective registration statement filed with the U.S. Securities and Exchange Commission that results in the Company’s ordinary shares being listed for trading on a national securities exchange (such event, an “IPO”), subject to approval by the Board (or a committee thereof), Executive shall receive a one-time grant of restricted share units (the “IPO RSUs”) having an aggregate grant date fair value of approximately $15 million, which IPO RSUs shall vest in three substantially equal installments on each of the first three anniversaries of the date of the IPO, subject to Executive’s continued employment with or services to the Company (except as otherwise set forth in Section 5). In the event of a Change in Control, 50% of the then-unvested portion of the IPO RSUs shall automatically vest upon such Change in Control. The IPO RSUs shall be subject to the terms and conditions set forth in the applicable equity plan and award agreement.

(d) Annual Equity Awards. During the Employment Term, commencing in the first fiscal year following the IPO, Executive shall be eligible to receive annual equity or equity-based awards with a target aggregate grant date value between $6,000,000 and $8,000,000, subject to approval by the Board (or a committee thereof) and the terms and conditions of the applicable equity plan and award agreements. In the event of a Change in Control, 100% of the then-unvested portion of each Time-Based Award shall automatically vest upon such Change in Control.

(e) Milestone Awards. During the Employment Term, Executive shall be eligible to receive the following milestone awards, subject to Executive’s continued employment with the Company through the applicable certification of such milestone. Any ordinary shares issued hereunder shall be unrestricted and not subject to vesting.

(i) Within 60 days following the Board’s (or a committee thereof) certification of the achievement of an “Indicated” mineral resource (as defined in accordance with applicable industry reporting standards) with respect to the Company’s Itarantim Project, Executive shall, at Executive’s election, receive (A) a lump sum cash payment of $10 million or (B) a number of ordinary shares of the Company equal to 1% of the Company’s fully diluted outstanding share capital as of the date of such certification, subject to the terms and conditions of the applicable equity plan and award agreement.

(ii) Within 60 days following the Board’s (or a committee thereof) certification of the achievement of an “Measured” mineral resource (as defined in accordance with applicable industry reporting standards) with respect to the Company’s Itarantim Project, Executive shall, at Executive’s election, receive (A) a lump sum cash payment of $15 million or (B) a number of ordinary shares of the Company equal to 1.5% of the Company’s fully diluted outstanding share capital as of the date of such certification, subject to the terms and conditions of the applicable equity plan and award agreement.

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(iii) Within 60 days following the Board’s (or a committee thereof) certification of the achievement of substantial commercial production from the Company’s Itarantim Project demonstrated as sustained commercial-scale production for a period of not less than 90 consecutive days at or above design throughput levels, Executive shall, at Executive’s election, receive (A) a lump sum cash payment of $30 million or (b) a number of ordinary shares of the Company equal to 2.0% of the Company’s fully diluted outstanding share capital as of the date of such certification, subject to the terms and conditions of the applicable equity plan and award agreement.

(f) Employee Benefits. During the Employment Term, Executive shall be entitled to participate in the Company’s employee benefit plans as in effect from time to time on the same basis (including premium contribution levels) as those benefits are generally made available to other executive officer of the Company, in each case, to the extent that Executive is eligible under the terms of such plans or programs.

4. Business Expenses. During the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be advanced or promptly reimbursed by Company in accordance with the Company’s policies as in effect from time to time.

5. Termination. The Employment Term and Executive’s employment may be terminated (x) by the Company at any time and for any reason upon Notice to Executive, (y) by Executive upon at least 30-days’ advance Notice to the Company, and (z) immediately upon Executive’s death or Disability. Notwithstanding any other provision of this Agreement, the provisions of this Section 5 shall exclusively govern Executive’s rights to payment of compensation, severance, employee benefits and business expenses upon termination of employment with the Company.

(a) By the Company for Cause; By Executive without Good Rood. The Employment Term and Executive’s employment may be terminated by the Company for Cause and shall terminate automatically upon the effective date of Executive’s resignation without Good Reason. If Executive’s employment is terminated by the Company for Cause or if Executive resigns without Good Reason, Executive shall receive:

(i) the Base Salary accrued through the Termination Date, payable as soon as practicable following the Termination Date or as otherwise required by applicable law;

(ii) payment for any accrued but unused vacation as of the Termination Date, payable as soon as practicable following the Termination Date or as otherwise required by applicable law;

(iii) any employee benefits to which Executive may be entitled under the employee benefit plans of the Company, which shall be paid in accordance with the terms of the applicable plans;

(iv) reimbursement for any unreimbursed business expenses incurred through the Termination Date and properly submitted on or prior to the Termination Date, payable in accordance with the Company’s then applicable policies (the amounts described in clauses (i) through (iv) hereof, the “Accrued Rights”).

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Following such termination of Executive’s employment by the Company for Cause or resignation by Executive, except as set forth in this Section 5(a), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(b) Disability. The Employment Term and Executive’s employment may be terminated by the Company upon Executive’s Disability. If Executive’s employment is terminated as a result of Executive’s Disability, Executive shall receive the Accrued Rights. Following termination of Executive’s employment as a result of Executive’s Disability, except as set forth in this Section 5(b), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(c) Death. The Employment Term and Executive’s employment shall terminate automatically upon Executive’s death. If Executive’s employment is terminated as a result of Executive’s death, Executive’s estate or beneficiaries shall receive the Accrued Rights. Following Executive’s death, except as set forth in this Section 5(c), Executive’s beneficiaries shall have no further rights to any compensation or any other benefits under this Agreement.

(d) By the Company without Cause; By Executive for Good Reason. The Employment Term and Executive’s employment may be terminated by the Company without Cause or by Executive for Good Reason. If Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or by Executive for Good Reason, Executive shall receive the Accrued Rights and the following, subject to Executive’s timely execution and non-revocation of a release of claims in the form provided by the Company (the “Release”) and Executive’s continued compliance with the Restrictive Covenant Agreement (as defined below):

(i) the Company shall pay severance to Executive in a total amount equal to $500,000, payable within 30 days following the date the Release becomes effective and irrevocable; provided, that if the period during which the Release could become effective and irrevocable spans two calendar years, payment shall occur in the second calendar year;

(ii) the Company shall pay to Executive a pro-rata portion of the Target Annual Bonus for the year in which such termination occurs, payable within 30 days following the date the Release becomes effective and irrevocable; provided, that if the period during which the Release could become effective and irrevocable spans two calendar years, payment shall occur in the second calendar year;

(iii) all of Executive’s outstanding Time-Based Awards (including the IPO RSUs) shall be fully vested as of the Termination Date; and

(iv) all of Executive’s outstanding Performance-Based Awards shall be fully vested assuming achievement of the target performance levels as of the Termination Date; provided, however, that if such termination occurs on or within 24 months following the consummation of a Change in Control, such acceleration shall assume achievement of the maximum performance levels.

Following Executive’s termination of employment by the Company without Cause (other than by reason of Executive’s death or Disability) or by Executive for Good Reason, except as set forth in this Section 5(d), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

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(e) Notice of Termination. Any termination of employment by the Company or by Executive (other than due to Executive’s death) shall be communicated by Notice of Termination to the other party hereto in accordance with Section 9(k) hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a Notice that indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

(f) Termination and Offices Held. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all positions that Executive may then hold as an employee, officer or director of the Company or any Affiliate of the Company. Executive shall promptly deliver to the Company any additional documents reasonably required by the Company to confirm such resignations.

6. Restrictive Covenants. As a condition to Executive’s employment with the Company, Executive shall execute and deliver to the Company as of the Effective Date, the Company’s standard restrictive covenant agreement (the “Restrictive Covenants Agreement”), a copy of which has been provided under separate cover.

7. Indemnification; D&O Insurance. The Company The Company shall indemnify, hold harmless and defend Executive from all damages, claims, losses and costs and expenses (including reasonable attorney’s fees) to the maximum extent permitted by law and under the Company’s governing documents with regard to actions or inactions taken in good faith performance of Executive’s duties to the Company. During the Employment Term, Executive shall also be entitled to directors and officers liability insurance coverage in accordance with the Company’s policies that cover officers and directors generally. The Company’s insurance obligations hereunder with respect to actions taken during the Employment Term shall remain in effect for at least 10 years following the Termination Date.

8. Definitions.

(a) “Affiliate” means (i) all Persons directly or indirectly controlling, controlled by or under common control with the Company, (ii) all entities in which the Company directly or indirectly owns an equity interest; and (iii) all predecessors, successors and assigns of those Affiliates identified in (i) and (ii).

(b) “Cause” means the occurrence of any of the following, as reasonably determined in good faith by the Company: (i) Executive’s commission of acts that constitute fraud, gross negligence, willful misconduct or material breach of fiduciary duties with respect to the Company or any Affiliate; (ii) Executive’s material breach of non-competition, non-solicitation or no-hire obligations set forth in any written agreement by and between Executive and the Company or any Affiliate; (iii) Executive’s breach of any other material obligation set forth in any written agreement by and between Executive and the Company or any Affiliate that, if capable of cure, is not cured within 15 days after the Company provides written Notice to Executive (such written Notice shall specify such breach in reasonable detail); (iv) Executive’s commission of acts that result in indictment (or other analogous action in a jurisdiction) for, or pleading guilty to, a misdemeanor involving moral turpitude or fraud or a felony; (v) Executive’s willful continuous failure to perform Executive’s material duties or obligations that, if capable of cure, is not cured within 15 days after the Company provides written Notice to Executive (such written Notice shall specify such failure in reasonable detail); or (vi) Executive’s material nonconformance with any written policies or codes of conduct of the Company or any Affiliate, including with respect to harassment and discrimination that, if capable of cure, is not cured within 15 days after the Company provides written Notice to Executive (such written Notice shall specify such nonconformance in reasonable detail).

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(c) “Change in Control” has the meaning set forth in the Company’s equity plan as in effect from time to time.

(d) “Code” means the Internal Revenue Code of 1986.

(e) “Disability” means a physical or mental impairment which (a) as reasonably determined in good faith by the Company, renders Executive unable to perform the essential functions of Executive’s employment with the Company and its Affiliates, as applicable, even with reasonable accommodation that does not impose an undue hardship on the Company and its Affiliates, for more than 180 days in any 365-day period, unless a longer period is required by federal or state law, in which case that longer period would apply or (b) for which Executive is eligible to receive disability income benefits under a long-term disability insurance plan maintained by the Company or its Affiliates.

(f) “Good Reason” means the occurrence of any of the following without the prior consent of Executive: (i) a material diminution in Executive’s authority, duties or responsibilities; (ii) a material diminution in the Base Salary or Target Annual Bonus; (iii) a relocation of Executive’s principal place of employment by more than 50 miles; or (iv) a material breach by the Company of this Agreement. Notwithstanding the foregoing, any assertion by Executive of a termination for Good Reason shall not be effective unless: (A) Executive provides Notice of Termination to the Board of the existence of one or more of the foregoing conditions within 30 days after the initial occurrence of such condition(s); (B) the condition(s) specified in such Notice remain uncorrected for 30 days following the Board’s receipt of such Notice of Termination; and (C) the date of the termination of Executive’s employment with the Company occurs within 90 days after the initial occurrence of the condition(s) specified in such Notice of Termination.

(g) “Performance-Based Awards” means any equity or equity-based award held by Executive that vests based upon achievement of performance measures.

(h) “Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any governmental authority, and including any successor, by merger or otherwise, of any of the foregoing.

(i) “Termination Date” means the date of Executive’s termination of employment with the Company and any Affiliate for any reason.

(j) “Time-Based Awards” means any equity or equity-based award that vests exclusively based on Executive’s continued employment with or service to the Company.

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9. Miscellaneous.

(a) Arbitration.

(i) The parties hereto agree to resolve any disputes arising out of this Agreement, Executive’s employment with the Company or the termination thereof through final and binding arbitration before a single arbitrator, in New York, New York pursuant to the JAMS Rules in effect when the dispute is submitted to arbitration (the applicable rules can be found at the JAMS website (www.jamsadr.com)). This Agreement to arbitrate does not apply to government agency proceedings. Notwithstanding the provision in this Agreement with respect to applicable substantive law, any arbitration conducted pursuant to the terms of this Agreement shall be governed by the Federal Arbitration Act (9 U.S.C., Secs. 1-16). This Agreement shall be admissible in any proceeding to enforce its terms. Notwithstanding the mandatory arbitration procedures set forth in this Agreement, the parties hereto may seek emergency, temporary or preliminary injunctive relief from a court of competent jurisdiction to seek enforcement of this Section 9(a) or in aid of arbitration or pending final adjudication of a claim in arbitration where the arbitration award may be rendered ineffectual without such relief. Both parties hereto intend this arbitration provision to be valid, enforceable, irrevocable and construed as broadly as possible.

(ii) The decision of the arbitrator on the points in dispute will be final, unappealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof. The arbitrator shall only be authorized to interpret the provisions of this Agreement, and shall not amend, change or add to any such provisions. The parties agree that this provision has been adopted by the parties to rapidly and inexpensively resolve any disputes between them and that this provision will be grounds for dismissal of any court action commenced by either party with respect to this Agreement, other than post-arbitration actions seeking to enforce an arbitration award or proceedings seeking equitable relief as permitted under this Agreement. In the event that any court determines that this arbitration procedure is not binding, or otherwise allows any litigation regarding a dispute, claim, or controversy covered by this Agreement to proceed, the parties hereto hereby waive any and all right to a trial by jury in or with respect to such litigation.

(iii) Each party will bear its own expenses and the fees of its own attorney. The parties and the arbitrator will keep confidential, and will not disclose to any Person, except the parties’ advisors and legal representatives, or as may be required by law, the existence of any controversy under this Section 9(a), the referral of any such controversy to arbitration or the status or resolution thereof.

(b) Governing Law; Consent to Personal Jurisdiction. THIS AGREEMENT WILL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD FOR CONFLICTS OF LAWS PRINCIPLES. SUBJECT TO SECTION 9(a), EXECUTIVE AND THE COMPANY HEREBY EXPRESSLY CONSENT TO THE PERSONAL JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN NEW YORK FOR ANY LAWSUIT FILED THERE BY EXECUTIVE OR BY THE COMPANY CONCERNING EXECUTIVE’S EMPLOYMENT OR THE TERMINATION OF EXECUTIVE’S EMPLOYMENT OR ARISING FROM OR RELATING TO THIS AGREEMENT.

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(c) Entire Agreement/Amendments. This Agreement, the Restrictive Covenant Agreement and any award agreement or other documents governing the terms of any equity or equity-based awards granted to Executive contain the entire understanding of the parties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein or as may be set forth from time to time in the Company’s employee benefit plans and policies applicable to Executive. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto. In the event of any inconsistency between this Agreement and any other plan, program, practice or agreement of which Executive is a participant or a party, this Agreement shall control unless such other plan, program, practice or agreement specifically refers to the provisions of this sentence.

(d) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(e) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(f) Assignment. This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to any Affiliate or a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such Affiliate or successor Person.

(g) Counterclaim; No Mitigation. The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to counterclaim and to seek recoupment of amounts owed by Executive to the Company or its Affiliates. Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment, and such payments shall not be reduced by any compensation or benefits received from any subsequent employer or other endeavor.

(h) Compliance with Code Section 409A. Notwithstanding anything herein to the contrary, (i) if, as of the Termination Date, Executive is a “specified employee” as defined in Section 409A of the Code and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax. For purposes of Section 409A of the Code, each payment made under this Agreement shall be designated as a “separate payment” within the meaning of the Section 409A of the Code, and references herein to Executive’s “termination of employment” shall refer to Executive’s separation from service with the Company within the meaning of Section 409A of the Code. To the extent any reimbursements or in-kind benefits due to Executive under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to Executive in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). The Company shall consult with Executive in good faith regarding the implementation of the provisions of this Section 9(h); provided, that neither the Company nor any of its employees or representatives shall have any liability to Executive with respect to thereto or any tax imposed under Section 409A of the Code.

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(i) Section 280G.

(i) To the extent that the exemption under Section 280G(b)(5) of the Code is unavailable at the time of a Change in Control because the Company’s ordinary shares are readily tradeable on an established securities market or otherwise, if it is determined by a nationally recognized United States public accounting firm selected by the Company (the “Auditors”) that any payment or benefit in the nature of compensation made or provided to Executive in connection with Executive’s employment with the Company (collectively, a “Payments”), would be subject to the excise tax imposed by Section 4999 of the Code (the “Parachute Tax”), then Executive will be entitled to receive either (A) the full amount of the Payments, or (B) a portion of the Payments having a value equal to $1 less than three times Executive’s “base amount” (as such term is defined in Section 280G(b)(3)(A) of the Code), whichever of clauses (A) and (B), after taking into account applicable federal, state, and local income and employment taxes and the Parachute Tax, results in the receipt by Executive on an after-tax basis, of the greatest portion of the Payments.

(ii) Any determination required under this Section 9(i) shall be made in writing by the Auditor, whose determination, absent manifest error, shall be conclusive and binding for all purposes upon the Company and Executive. For purposes of making the calculations required by this Agreement, the Auditors may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code; provided that the Auditors’ determinations must be made with substantial authority (within the meaning of Section 6662 of the Code).

(iii) If there is a reduction of the Payments pursuant to this Section 9(i), such reduction shall occur in accordance with Section 409A of the Code and in the following order: (1) any cash severance payable by reference to Executive’s base salary or annual bonus, (2) any other cash amount payable to Executive, (3) any employee benefit valued as a “parachute payment,” and (4) acceleration of vesting of any outstanding equity award.

(iv) For the avoidance of doubt, in the event that additional Payments are made to Executive after the application of the cutback in this Section 9(i), which additional Payments result in the cutback no longer being applicable, the Company shall pay Executive an additional amount equal to the value of the Payments that were originally cut back. The Company shall determine at the end of each calendar year whether any such restoration is necessary based on additional Payments (if any) made during such calendar year, and shall pay such restoration by March 15 of the calendar year following such calendar year. In no event whatsoever shall Executive be entitled to a tax gross-up or other payment in respect of any excise tax, interest or penalties that may be imposed on the Payments by reason of the application of Section 280G or Section 4999 of the Code at any time when the Company’s ordinary shares are readily tradeable on an established securities market or otherwise.

(j) Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. In the event of Executive’s death prior to receipt of all amounts payable to Executive (including any unpaid amounts due under Section 5), such amounts shall be paid to Executive’s beneficiary designated in a Notice provided to and accepted by the Company or, in the absence of such designation, to Executive’s estate.

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(k) Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three postal delivery days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that Notice of change of address shall be effective only upon receipt (each such communication, “Notice”).

If to the Company, addressed to:

IMC Rare Earths Ltd.

18 Forum Lane, Camana Bay

3rd Floor -Suite 5304

P.O. Box 31230, Grand

Cayman, KY1-1205, Cayman Islands.

If to Executive, to the address listed in the Company’s payroll records from time to time.

(l) Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

(m) Cooperation. Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder, provided, that, following termination of Executive’s employment, the Company shall pay all reasonable expenses incurred by Executive in providing such cooperation. This provision shall survive any termination of this Agreement.

(n) Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(o) Interpretation. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Unless the context requires otherwise, all references to laws, regulations, contracts, agreements and instruments refer to such laws, regulations, contracts, agreements and instruments as they may be amended from time to time, and references to particular provisions of laws or regulations include a reference to the corresponding provisions of any succeeding law or regulation. All references to “dollars” or “$” in this Agreement refer to United States dollars. The word “or” is not exclusive. The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement, including all Exhibits attached hereto, and not to any particular provision hereof. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely. All references to “including” shall be construed as meaning “including without limitation.” Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.

(p) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signature Page Follows this Page]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Employment Agreement as of the Effective Date.

IMC RARE EARTHS LTD.

/s/ Joanderson Batista Pereira Araujo
Name:	Joanderson Batista Pereira Araujo
Title:	Administrator

EXECUTIVE

/s/ Francesco Scolaro
Francesco Scolaro

Signature Page to

Employment Agreement